SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*



                                LendingTree, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   52602Q-10-5
                    ----------------------------------------
                                 (CUSIP Number)



                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ] Rule 13d-1(b)

                  [ ] Rule 13d-1(c)

                  [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


NY2:\1124771\02\_3VN02!.DOC\47660.0249

                               Page 1 of 19 Pages

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--------------------------------------------                                              -----------------------------------------
           CUSIP No. 52602Q-10-5                                 13G                                 Page 2 of 19 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  GE Capital Residential Connections Corporation
                  56-1661562
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           0
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             0
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            0
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.0%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------

                               Page 2 of 19 Pages

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
           CUSIP No. 52602Q-10-5                                 13G                                 Page 3 of 19 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  GE Capital Mortgage Corporation
                  06-1075848
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0
         NUMBER OF          ----------- -------------------------------------------------------------------------------------------
          SHARES                6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                          0 (includes all shares beneficially owned by GE Capital Residential Connections
           EACH                            Corporation)
         REPORTING          ----------- -------------------------------------------------------------------------------------------
          PERSON                7       SOLE DISPOSITIVE POWER
           WITH
                                           0
                            ----------- -------------------------------------------------------------------------------------------
                                8       SHARED DISPOSITIVE POWER

                                           0 (includes all shares beneficially owned by GE Capital Residential Connections
                                           Corporation)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0 (includes all shares beneficially owned by GE Capital Residential Connections Corporation)
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0.0%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------

                               Page 3 of 19 Pages
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
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
           CUSIP No. 52602Q-10-5                                 13G                                 Page 4 of 19 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  General Electric Capital Assurance Company
                  91-6027719
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           0
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             0
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            0
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0.0%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO; IC
-------------- --------------------------------------------------------------------------------------------------------------------

                               Page 4 of 19 Pages
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
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
           CUSIP No. 52602Q-10-5                                 13G                                 Page 5 of 19 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  GNA Corporation
                  91-1277112
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Washington
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            Disclaimed (see 9 below)
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           Disclaimed (see 9 below)
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             Disclaimed (see 9 below)
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            Disclaimed (see 9 below)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               Beneficial ownership of all shares is disclaimed by GNA Corporation.
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  Not applicable (see 9 above)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO; IC
-------------- --------------------------------------------------------------------------------------------------------------------

                               Page 5 of 19 Pages
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
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
           CUSIP No. 52602Q-10-5                                 13G                                 Page 6 of 19 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  GE Financial Assurance Holdings, Inc.
                  54-1829180
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            Disclaimed (see 9 below)
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           Disclaimed (see 9 below)
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             Disclaimed (see 9 below)
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            Disclaimed (see 9 below)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               Beneficial ownership of all shares is disclaimed by GE Financial Assurance Holdings, Inc.
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  Not applicable (see 9 above)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO; IC
-------------- --------------------------------------------------------------------------------------------------------------------

                               Page 6 of 19 Pages

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
           CUSIP No. 52602Q-10-5                                 13G                                 Page 7 of 19 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  General Electric Capital Corporation
                  13-1500700
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           0 (includes all shares beneficially owned by GE Capital Mortgage Corporation)
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             0
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            0 (includes all shares beneficially owned by GE Capital Mortgage Corporation)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0 (includes all shares beneficially owned by GE Capital Mortgage Corporation)
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0.0%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------

                               Page 7 of 19 Pages

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
           CUSIP No. 52602Q-10-5                                 13G                                 Page 8 of 19 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  General Electric Capital Services, Inc.
                  06-1109503
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            Disclaimed (see 9 below)
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           Disclaimed (see 9 below)
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             Disclaimed (see 9 below)
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            Disclaimed (see 9 below)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  Not applicable (see 9 above)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------

                               Page 8 of 19 Pages

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
           CUSIP No. 52602Q-10-5                                 13G                                 Page 9 of 19 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  General Electric Company
                  14-0689340
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            Disclaimed (see 9 below)
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           Disclaimed (see 9 below)
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             Disclaimed (see 9 below)
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            Disclaimed (see 9 below)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  Beneficial ownership of all shares is disclaimed by General Electric Company.
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  Not applicable (see 9 above)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO; HC
-------------- --------------------------------------------------------------------------------------------------------------------

                               Page 9 of 19 Pages

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
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
           CUSIP No. 52602Q-10-5                                 13G                                 Page 10 of 19 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  CNBC.com LLC
                  13-40888958
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           170,250
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             0
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            170,250
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  170,250
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.9%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  OO
-------------- --------------------------------------------------------------------------------------------------------------------

                              Page 10 of 19 Pages

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
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
           CUSIP No. 52602Q-10-5                                 13G                                 Page 11 of 19 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  National Broadcasting Company, Inc.
                  14-1682529
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            0
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           170,250 (includes all shares beneficially owned by CNBC.com LLC)
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             0
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            170,250 (includes all shares beneficially owned by CNBC.com LLC)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  170,250 (includes all shares beneficially owned by CNBC.com LLC)
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.9%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------

                              Page 11 of 19 Pages
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
           CUSIP No. 52602Q-10-5                                 13G                                 Page 12 of 19 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  National Broadcasting Company Holding, Inc.
                  13-3448662
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a)   [ ]
                                                                                                            (b)   [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            Disclaimed (see 9 below)
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           Disclaimed (see 9 below)
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             Disclaimed (see 9 below)
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            Disclaimed (see 9 below)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  Beneficial ownership of all shares is disclaimed by National Broadcasting Company Holding, Inc.
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                     [  ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  Not applicable (see 9 above)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------

                              Page 12 of 19 Pages

Item 1(a).  Name of Issuer:

         LendingTree, Inc., a Delaware corporation (the "Issuer")

Item 1(b).  Address of Issuer's Principal Executive Offices:

         11115 Rushmore Drive, Charlotte, North Carolina  28277

Item 2(a).  Name of Person Filing:

         This statement is being filed by each of:

                  GE Capital Residential Connections Corporation ("GECRCC") GE Capital Mortgage Corporation ("GECMC")
                  General Electric Capital Assurance Company ("GECAC")
                  GNA Corporation ("GNA")
                  GE Financial Assurance Holdings, Inc. ("GEFAH")
                  General Electric Capital Corporation ("GE Capital") General Electric Capital Services, Inc. ("GECS")

                  CNBC.com LLC ("CNBCCOM")
                  National Broadcasting Company, Inc. ("NBC")
                  National Broadcasting Company Holding, Inc. ("NBCH")

                  General Electric Company ("GE")

         GECRCC is a wholly-owned subsidiary of GECMC; GECMC is a wholly-owned subsidiary of GE Capital; GECAC is a wholly-owned subsidiary of GNA; GNA is a wholly-owned subsidiary of GEFAH; GEFAH is a wholly-owned subsidiary of GE Capital; GE Capital is a subsidiary of GECS; and GECS is a wholly-owned subsidiary of GE. CNBCCOM is a majority-owned subsidiary of NBC; NBC is a wholly-owned subsidiary of NBCH; and NBCH is a wholly-owned subsidiary of GE.

         GECRCC, GECMC, GECAC, GNA, GEFAH, GE Capital, GECS, CNBCCOM, NBC, NBCH and GE are referred to herein collectively as the "Reporting Persons".

         An agreement among the Reporting Persons that this statement be filed on behalf of each of them is attached hereto as Exhibit 1.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

         The principal business offices of GECRCC and GECMC are located at 6601 Six Forks Road, Raleigh, North Carolina 27615. The principal business offices of GECAC, GNA and GEFAH are located at 6604 West Broad Street, Richmond, Virginia 23230. The principal business offices of GE Capital and GECS are located at 260 Long Ridge Road, Stamford, Connecticut 06927. The principal business office of CNBCCOM is located at 2200 Fletcher Avenue, Fort Lee, New Jersey 07024. The principal business offices of NBC and NBCH are located at 30 Rockefeller Plaza, New York, New York 10112. The principal business office of GE is located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

Item 2(c).  Citizenship:

         Each of GECRCC, GECMC, GECAC, GEFAH, GE Capital, GECS, NBC and NBCH is a Delaware corporation. GE is a New York corporation. CNBCCOM is a Delaware limited liability company. GNA Corporation is a Washington corporation.



                              Page 13 of 19 Pages

Item 2(d).  Title and Class of Securities:

         Common stock, $.01 par value per share, of the Issuer (the "Common Stock")

Item 2(e).  CUSIP Number:

         52602Q-10-5

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

         (a)   [  ]  Broker or dealer registered under Section 15 of the
                     Exchange Act

         (b)   [  ]  Bank as defined in Section 3(a)(6) of the Exchange Act

         (c)   [  ]  Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act

         (d)   [  ]  Investment company registered under Section 8 of the
                     Investment Company Act

         (e)   [  ]  An investment adviser in accordance with Rule
                     13d-1(b)(1)(ii)(E)

         (f)   [  ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

         (g)   [  ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

         (h)   [  ]  A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act

         (i)   [  ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

         (j)   [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
[ ]

Item 4.  Ownership.

         (a) The responses of the Reporting Persons to Row (9) of the cover pages of this statement on Schedule 13G are incorporated herein by reference. The shares of Common Stock beneficially owned by CNBCCOM are represented by warrants that are currently exercisable.

         (b) The responses of the Reporting Persons to Row (11) of the cover pages of this statement on Schedule 13G are incorporated herein by reference. As of December 31, 2001, CNBCCOM, and NBC beneficially owned in the aggregate 170,250 shares of Common Stock, representing approximately 0.9% of the Common Stock (based on the number of shares outstanding as of October 31, 2001 (19,067,281 shares), as reported in the Issuer's Form 10-Q for the quarterly period ended September 30, 2001), determined in accordance with Rule 13d-3(d)(1).

         (c) The responses of the Reporting Persons to Rows (5) through (8) of the cover pages of this statement on Schedule 13G are incorporated herein by reference.

         GECRCC, GECMC, GECAC, and GE Capital disclaim beneficial ownership of the shares of Common Stock beneficially owned by CNBCCOM and NBC.

         Neither the filing of this Schedule 13G or any amendment thereto, not anything contained herein is intended as, or should be construed as, an admission that GNA, GEFAH, GECS, NBCH or GE is the beneficial owner of any shares of Common Stock.



                              Page 14 of 19 Pages

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10.  Certification.

         (a)   Not applicable.

         (b)   Not applicable.





                              Page 15 of 19 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2002

                        GE CAPITAL RESIDENTIAL CONNECTIONS CORPORATION



                        By:        Theodore F. Weiland
                           ----------------------------------------------------
                            Name:  Theodore F. Weiland
                            Title: Senior Vice President

                        GE CAPITAL MORTGAGE CORPORATION



                        By:        Theodore F. Weiland
                           ----------------------------------------------------
                            Name:  Theodore F. Weiland
                            Title: Senior Vice President


                        GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY



                        By:        Leon E. Roday
                           ----------------------------------------------------
                            Name:  Leon E. Roday
                            Title: Executive Vice President and General Counsel


                        GNA CORPORATION



                        By:        Leon E. Roday
                           ----------------------------------------------------
                            Name:  Leon E. Roday
                            Title: Senior Vice President, General Counsel and
                                   Secretary


                        GE FINANCIAL ASSURANCE HOLDINGS, INC.



                        By:        Leon E. Roday
                           ----------------------------------------------------
                            Name:  Leon E. Roday
                            Title: Senior Vice President, General Counsel and
                                   Secretary


                              Page 16 of 19 Pages

                        GENERAL ELECTRIC CAPITAL CORPORATION



                        By:        Jonathan K. Sprole
                           ----------------------------------------------------
                            Name:  Jonathan K. Sprole
                            Title: Dept. Operations Manager


                        GENERAL ELECTRIC CAPITAL SERVICES, INC.



                        By:        Jonathan K. Sprole
                           ----------------------------------------------------
                            Name:  Jonathan K. Sprole
                            Title: Attorney-in-fact*


                        GENERAL ELECTRIC COMPANY



                        By:        Jonathan K. Sprole
                           ----------------------------------------------------
                            Name:  Jonathan K. Sprole
                            Title: Attorney-in-fact*

* Power of Attorney appointing Jonathan K. Sprole as agent and attorney-in-fact for General Electric Capital Services, Inc. and General Electric Company, dated February 22, 2000 (incorporated by reference to initial Schedule 13D, dated February 13, 2001).





                              Page 17 of 19 Pages

                        CNBC.com LLC



                        By:        Elizabeth A. Newell
                           ----------------------------------------------------
                            Name:  Elizabeth A. Newell
                            Title: Assistant Secretary


                        NATIONAL BROADCASTING COMPANY, INC.



                        By:        Elizabeth A. Newell
                           ----------------------------------------------------
                            Name:  Elizabeth A. Newell
                            Title: Assistant Secretary


                        NATIONAL BROADCASTING COMPANY HOLDING, INC.



                        By:        Elizabeth A. Newell
                           ----------------------------------------------------
                            Name:  Elizabeth A. Newell
                            Title: Assistant Secretary



                              Page 18 of 19 Pages

                                  EXHIBIT INDEX


Exhibit No.           Description
-----------           -----------

     1 Joint Filing Agreement, dated February 13, 2001, among GECRCC, GECMC, GECAC, GNA, GEFAH, GE Capital, GECS, GE, CNBCCOM, NBC and NBCH (incorporated by reference to initial Schedule 13D, dated February 13, 2001).















                              Page 19 of 19 Pages